Exhibit 99.1

Third Point Reinsurance Ltd. Announces Appointment of New Audit Committee Chairman
HAMILTON, Bermuda, January 2, 2014, Third Point Reinsurance Ltd. (NYSE:TPRE) (the “Company”) announced today that it has appointed Mark Parkin as the Chairman of its Audit Committee.
Mr. Parkin was appointed to the Company’s Board of Directors on November 5, 2013 and since then has served as a member of the Company’s Audit Committee and Governance and Nominating Committee. Prior to joining the Board of Directors of the Company, Mr. Parkin was employed by Deloitte & Touche LLP (and its predecessor Touche Ross & Co.) for 37 years. Mr. Parkin succeeds Mr. Steven Fass who served as the Chairman of the Audit Committee of the Company since February 1, 2012. Mr. Fass will continue to serve as a member of the Audit Committee from January 1, 2014.
“We believe Mark’s background and wealth of accounting and public company experience make him well-suited to serve as chairman of our audit committee. I’d like to thank Steve for his guidance while serving as our Audit Chair, especially during the IPO process, and I look forward to his continued contributions as an ongoing member of our Audit committee,” commented John Berger, Chairman, Chief Executive Officer and Chief Underwriting Officer.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly owned subsidiary Third Point Reinsurance Company Ltd. (“Third Point Re”), writes property and casualty reinsurance business with an “A-“(Excellent) financial strength rating from A.M. Best Company, Inc. Third Point Re was incorporated in October 2011 and commenced underwriting business on January 1, 2012.
Contacts
Third Point Reinsurance Ltd.
Rob Bredahl
Chief Financial Officer & Chief Operating Officer
investorrelations@thirdpointre.bm